Purchase and Sale Agreement

By and Between

Teton Energy Corporation
and Teton Piceance LLC

as Seller

and

Puckett Land Company

as Buyer

Dated April 22, 2009

Garden Gulch Property
Garfield County, Colorado

TABLE OF CONTENTS

Page

EXHIBIT LIST

EXHIBIT A-1 EXHIBIT A-2 EXHIBIT B EXHIBIT C EXHIBIT D EXHIBIT E EXHIBIT F EXHIBIT G EXHIBIT H EXHIBIT I EXHIBIT J EXHIBIT K	Leases and Lands
Wells/WI/NRI
Allocated Values
Material Agreements
Preferential Rights and Consents
Capital Projects
Hydrocarbon Sales Contracts/Calls on Production
Imbalance Volumes
Assignment, Bill of Sale and Conveyance
FIRPTA Certificate
Environmental Conditions
Unearned Acreage

SCHEDULE OF DEFINED TERMS

Term	Section Where Defined
Agreement
Allocated Value
Assets
Assumed Environmental Liabilities
Assumed Liabilities
Capital Projects
Closing Amount
Closing and Closing Date
Defensible Title
Deposit
Effective Time
Environmental Consultant
Environmental Defect
Environmental Defect Notice
Environmental Defect Value
Environmental Law
Remediation
Environmental Defect Adjustment
Escrow Agent
Excluded Assets
Exclusion Adjustment
Final Purchase Price
Imbalance Volumes
Individual Environmental Threshold
Individual Title Threshold
Information
Instruments
Interest Addition Adjustment
Leases
Losses
Material Agreements
Off-Site Environmental Liabilities
Party and Parties
Permitted Encumbrances
Preliminary Settlement Statement
Property Expenses
Purchase Price
Records
Required Consents
Retained Environmental Liabilities
Retained Liabilities
Settlement Date
Settlement Statement
Opening Paragraph
2.3
1.2
5.3B.
14.1
6.6
2.4A
12.1
4.1A.
2.2
1.4
5.1
5.1
5.1
5.1
5.1
5.1
5.4B.
2.2
1.3
4.6B.1
13.1A
6.17A.&B.
5.1
4.1C.
8.3A.
8.2B.
4.3
1.2A
14.4
1.2G.
5.3A.
Opening Paragraph
4.1B.
2.4A.
2.4B.
2.1
1.2I.
4.6A
5.3A.
14.2
13.1A
13.1A.
Term	Section Where Defined

Supporting Documentation Taxes Title Defect Adjustment Title Defect Title Defect Date Title Defect Notice Title Defect Value Transaction Wells	4.2A 9.1 4.2B. 4.1C. 4.2A. 4.2A 4.1D. Opening Paragraph 1.2B.

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated April 22, 2009, is by and between Teton Energy Corporation, a Delaware corporation and its wholly owned subsidiary, Teton Piceance LLC, a Colorado limited liability company, 600 17th Street, Suite 1600 North, Denver, Colorado 80202 (together “Seller” or “Teton”) and Puckett Land Company, a Colorado corporation, 5460 S. Quebec St., Ste. 250, Greenwood Village, Colorado 80111 (“Buyer” or “PLC”). The transaction contemplated by this Agreement may be referred to as the “Transaction.” Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A. Seller owns and desires to sell its interests in certain oil and gas properties located in Garfield County, Colorado (the “Assets,” all as more particularly described in Section 1.2 below).

B. Buyer has conducted and will conduct an independent investigation of the nature and extent of the Assets (as defined below) and desires to purchase all of Seller’s interest in the Assets pursuant to the terms of this Agreement.

C. To accomplish the foregoing, the Parties wish to enter into this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1	Purchase and Sale.

Seller agrees to sell and Buyer agrees to purchase all of Seller’s right, title and interest in the Assets, all pursuant to the terms of this Agreement.

1.2 The Assets.

As used herein, the term “Assets” refers to all of the Seller’s right, title and interest in and to the following:

A. The oil, gas and/or mineral leases specifically described in Exhibit A-1 (the “Leases”), the lands described in Exhibit A-1 (the “Lands”),and the oil, gas and other hydrocarbons (“Hydrocarbons”) attributable to the Leases and Lands, including without limitation, all oil, gas and/or other mineral leases, leasehold estates and interests, all mineral, royalty, overriding royalty, production payment, reversionary, net profit, contractual leasehold and other similar rights, estates and interests in the Leases or Lands, together with all the property and rights incident thereto, including all rights in any pooled, unitized or communitized acreage by virtue of the Lands or Leases being a part thereof and all Hydrocarbons produced from the pool or unit allocated to any such Leases;

B. The oil and gas wells specifically described in Exhibit A-2 (the “Wells”), together with all other oil and gas wells and all water, injection and disposal wells on the Leases or on lands pooled, communitized or unitized therewith, and all personal property, equipment, fixtures, improvements, permits, water discharge permits, roads, rights-of-way and easements located on the Lands or used in connection with the production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the Leases and Lands;

C. The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the Assets described in Sections 1.2 A. and B. and to the production of Hydrocarbons, if any, attributable to said Assets;

D. All existing and effective sales, purchase, exchange, gathering, and service agreements and other contracts, agreements and instruments which relate, and only insofar as they relate, to the Assets described in Subsections 1.2 A. through C., and including those which are described in Exhibit C (the “Material Agreements”); and

E. All files, records and data relating to the Assets described in Sections 1.2A. through D. maintained by Seller, including without limitation, the following, if and to the extent that such files exist: all books, records, reports, manuals, files, title documents, including correspondence, records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, and files, maps, core data, hydrocarbon analysis, well logs, mud logs, field studies together with other files, contracts and other records and data including all geologic and geophysical data and maps (the “Records”). To the extent that any of the Records contain interpretations of Seller, Buyer agrees to rely on such interpretations at its own risk.

1.3 Excluded Assets.

As used herein, the term “Excluded Assets” refers to all of Seller’s right, title and interest in and to the following, all of which are excluded from the terms of this Agreement and shall remain the sole property of Seller:

A. All of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets);

B. All trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

C. All claims and causes of action of Seller arising under or with respect to any contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

D. All rights and interests of Seller (a) under any policy or agreement of insurance or indemnity, (b) under any bond, or (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property attributable to periods of time prior to the Effective Time;

E. All Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

F. All claims of Seller for refunds of or loss carry forwards with respect to (a) production or any other taxes attributable to any period prior to the Effective Time, (b) income or franchise taxes, or (c) any taxes attributable to the Excluded Assets;

G. All personal computers and associated peripherals and all radio and telephone equipment;

H. All of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and all other intellectual property; and

I. All audit rights arising under any of the applicable contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets.

1.4 Effective Time.

The purchase and sale of the Assets shall be effective as of January 1, 2009 at 7:00 a.m. Mountain Time (the “Effective Time”).

1.5 1031 Exchange.

Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this Transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”). If Seller so elects, Seller may assign its rights under this Agreement to the 1031 Assets to the QI. Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of a Like-Kind Exchange. Buyer shall not be obligated to pay any additional costs or incur any additional obligations under this Agreement resulting from Seller’s Like-Kind Exchange, and Seller shall hold harmless and indemnify Buyer from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price.

The purchase price for the Assets shall be $10,330,000.00 (the “Purchase Price”). At Closing, Buyer shall pay Seller the Purchase Price, as adjusted pursuant to Section 2.4.

2.2 Deposit.

Contemporaneously with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds the sum of $ 673,000 (the “Deposit”) in an escrow account maintained and controlled by Davis, Graham and Stubbs, 1550 Seventeenth Street, Denver, Colorado 80202 (the “Escrow Agent”), which account shall be under the joint control of Buyer and Seller: provided, however, that in the event Seller or either of them should voluntarily file for protection under the Bankruptcy laws of the United States, have a petition in bankruptcy initiated against it or either of them or should either of them make an assignment of some or all of their respective assets for the benefit of creditors, then Buyer shall have sole and exclusive authority over such escrow account and of the disposition of the funds contained therein. The Deposit shall be distributed to Seller and credited to the Purchase Price at Closing, or if this Agreement is terminated, shall be distributed pursuant to Article 11.

2.3 Allocation of the Purchase Price.

Buyer, with Seller’s approval, has allocated the Purchase Price among the Assets as set forth on Exhibit B. Buyer and Seller agree to use the values so allocated as the values for the individual Assets when filing all tax returns. The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset.

2.4 Adjustments to Purchase Price.

All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

A. Settlement Statements.

The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” which shall be prepared by Seller and submitted to Buyer on or before five (5) business days prior to Closing, subject to Buyer’s review and comment. The form and content of the Preliminary Settlement Statement will be agreed to by both Buyer and Seller. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section using reasonable estimates as agreed to by the Parties if actual numbers are not available. After Closing, the Purchase Price shall be adjusted pursuant to the Settlement Statement delivered pursuant to Section 13.1.

B. Property Expenses.

For the purposes of this Agreement, the term “Property Expenses” shall mean all capital costs, expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 9), drilling costs, workover costs, gathering costs, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.

C. Upward Adjustments.

The Purchase Price shall be adjusted upward by the following:

1. An amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by the Buyer from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Time;

2. An amount equal to all direct and actual costs attributable to the Assets, including, without limitation, the Property Expenses, incurred and paid by Seller that are attributable to the period after the Effective Time;

3. To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets after the Effective Time that were paid by or on behalf of Seller, including without limitation, prepaid drilling and/or completion costs, applicable insurance costs through Closing, and prepaid utility charges;

4. An amount equal to the value (net of applicable Taxes) of Seller’s share of all oil in storage tanks above the pipeline interconnect at the Effective Time to be calculated as follows: The value shall be the product of (i) the volume in each storage tank (attributable to Seller’s interest) as of the Effective Time as shown by the actual gauging reports, multiplied by (ii) the price actually received for January 2009 production under the applicable marketing contract if the Hydrocarbons in question had been sold; provided, however, that the adjustment contemplated by this subsection (4) shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time merchantable oil in the storage tanks;

5. An amount equal to the Interest Addition Adjustment; and

6. Any other amount agreed to by Buyer and Seller.

D. Downward Adjustments.

The Purchase Price shall be adjusted downward by the following:

1. Proceeds received and retained by Seller (net of applicable Taxes and royalties) that are attributable to production from the Assets after the Effective Time;

2. The amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, that remain unpaid by Seller, or that have been paid by Buyer, that are attributable to the period prior to the Effective Time;

3. An amount equal to the sum of all Environmental Defect Adjustments;

4. An amount equal to the Title Defect Adjustments; and

5. Any other amount agreed to by Buyer and Seller.

E. Tax Adjustments.

To adjust the Purchase Price for the apportionment of Taxes, the Parties agree to adjust the Purchase Price, downward or upward, as appropriate, pursuant to the provisions of Article 9.

ARTICLE 3
BUYER’S INSPECTION

3.1 Access to the Records.

Immediately upon execution of this Agreement and subject to Section 8.3, Seller will make the Records available to Buyer for inspection, copying, and review at Seller’s offices during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire.

3.2 Disclaimer.

Except for the representations contained in this Agreement, Seller makes no representation of any kind as to the Records or any information contained therein. Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

3.3 Physical Access to the Leases, Lands and Wells.

During reasonable business hours, Seller agrees to grant Buyer physical access to the Leases, Lands and Wells to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Leases, Lands and Wells. In connection with any such on-site inspections and assessments, Buyer agrees not to interfere with the normal operation of the Leases, Lands and Wells and agrees to comply with all operational and safety requirements of the operators of the Wells. In the event that Buyer’s ability to effectively inspect the Leases, Lands and Wells is rendered reasonably impracticable by the presence of snow cover, the due date for Environmental Defect Notices in Section 5.1 of this Agreement will be automatically extended for a period equal to the period during which the Buyer’s inspection is so delayed, but in no event later than May 31, 2009. If, during its inspection and/or environmental assessment called for herein, Buyer discovers any condition or event which would require the Operator of any Asset to report such condition or event to any public body, including but not limited to the United States Environment Protection Agency (the “EPA”), the Colorado Department of Public Health and Environment (the “CDPHE) or the Colorado Oil and Gas Conservation Commission (the “COGCC”), Buyer will advise Seller of the condition or event within 48 hours. In such event, Seller shall have 48 hours to advise the Operator and demand that such event be reported. If Seller fails to so notify Operator within this period of time, Seller shall be deemed to have agreed to indemnify and hold harmless Buyer from any liability or penalty Buyer may thereafter incur for failure to so report such condition or event. Subject to the immediately preceding sentence, such information shall be held confidential but may be disclosed to Buyer or Buyer’s affiliates, attorneys, officers, employees and consultants used in Buyer’s evaluation of the Assets. Furthermore, Buyer’s obligations of confidentiality shall not apply to information (i) required to be disclosed by legal process, order, regulation, or rule, or (ii) available to the public, or (iii) acquired from third parties not known by Buyer to have confidentiality obligations to Seller, provided that Buyer agrees to inquire of such third parties if such third party has an obligation of confidence to Seller. In connection with granting such access, Buyer represents that it is insured and waives, releases and agrees to indemnify Seller, and its respective directors, officers, shareholders, employees, agents and representatives, against all claims for injury to, or death of, persons or for damage to property arising as a result of any act or omission committed by Buyer or its employees, agents, contractors or representatives in conducting Buyer’s on-site inspections and environmental assessments of the Leases and Wells. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

3.4 Buyer’s Agents.

To the extent that Buyer uses agents to conduct its due diligence activities, either in Seller’s offices or on the Lands, Buyer agrees to (i) make such agents aware of the terms and conditions set forth in this Article 3 and the confidentiality provisions of Article 8, and (ii) ensure that such agents agree to be bound by the terms of this Article 3 and the confidentiality provisions of Article 8.

ARTICLE 4
TITLE MATTERS

4.1 Definitions.

A. Defensible Title.

The term “Defensible Title” means such title to the Assets, that, subject to and except for Permitted Encumbrances: (i) entitles Seller to receive not less than the net revenue interest (“NRI”) set forth on Exhibit A-2; (ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons in an amount not greater than the working interest set forth in Exhibit A-2 (“WI”); and (iii) is free and clear of encumbrances, liens and defects.

B. Permitted Encumbrances.

The term “Permitted Encumbrances” shall mean:

1. Lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the NRI;

2. Liens for Taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business and for which Seller shall retain responsibility;

3. All rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

4. Rights of reassignment upon the surrender or expiration of any Lease;

5. The terms and conditions of the Material Agreements and all documents of record to the extent such do not decrease the NRI for the affected Asset or increase the WI for such Asset without a corresponding proportionate increase in the NRI for such Asset;

6. Easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset as has been conducted in the past or materially affect the value thereof;

7. Liens to be released in connection with the Closing pursuant to Section 12.3; and

8. Materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law and for which Seller shall retain responsibility, or (iii) if their validity is being contested in good faith by appropriate action and for which Seller shall retain responsibility.

C. Title Defect.

The term “Title Defect” means any lien, encumbrance, claim, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the Seller’s title to the Asset (i) less than Defensible Title, and (ii) reduces the Allocated Value of the affected Asset by more than $12,500, net to Seller’s interest, (with such amount being the “Individual Title Threshold”). Notwithstanding the foregoing, the following shall not be considered Title Defects:

1. Defects based on a lack of information in Seller’s files;

2. Defects arising out of lack of survey;

3. Defects based on failure to record Leases issued by the BLM or any state, or any assignments of record title or operating rights in such Leases, in the real property or other county records of the county in which such Asset is located; provided that such Leases or assignments are properly filed with the applicable federal or state office;

D. Title Defect Value.

“Title Defect Value” means the amount by which the Allocated Value of an Asset has been reduced by a Title Defect. In determining the Title Defect Value, the Parties intend to include only that portion of the Asset affected by the defect. The Title Defect Value may not exceed the Allocated Value of the Asset and shall be determined by the Parties in good faith taking into account all relevant factors, including without limitation, the following:

1. If the Title Defect is a lien or encumbrance on the Asset created by Seller, Seller shall have the lien or encumbrance unconditionally released, and consequently, there shall be no Title Defect Value associated with such lien or encumbrance.

2. If the Title Defect is an actual reduction in NRI or any other matter that does not fall within the matters described in subsection 1., then the Buyer and Seller will negotiate in good faith to reach mutual agreement as to the diminution effect of this Title Defect and thus the Title Defect Value.

4.2 Purchase Price Adjustments for Title Defects.

A. Notices of Title Defects.

Buyer shall give Seller a written “Title Defect Notice” as soon as possible but no later than the fifth business day prior to Closing (the “Title Defect Date”). Each Title Defect Notice must be in writing and must satisfy the following conditions precedent: (i) name the affected Asset; (ii) describe each Title Defect in reasonable detail; (iii) describe the basis for each Title Defect; (iv) attach Supporting Documentation; (v) state the Allocated Value of the affected Asset; (vi) state Buyer’s good faith estimate of the Title Defect Value. For the purposes of this Section, “Supporting Documentation” for a particular Title Defect means if the basis is derived from any document, a copy of such document (or pertinent part thereof) or if the basis is derived from any gap in Seller’s chain of title, the documents preceding and following the gap shall be attached, or in any case, other reasonable written documentation.

B. Defect Adjustments.

1. If an Asset is affected by a Title Defect, the Purchase Price will be reduced under Section 2.4 and as set forth below, unless, at Seller’s election: (i) Seller cures the Title Defect prior to Closing, (ii) Buyer agrees to waive the relevant Title Defect, or (iii) Seller elects on or before the third business day prior to closing to cure such title defect no later than 90 days after closing (iv) Seller, with Buyer’s consent, which Buyer may withhold in its sole discretion, elects on or before Closing to indemnify Buyer against any loss attributable to the relevant Title Defect or (v) Buyer and Seller to agree to exclude the portion of the Asset affected by the Title Defect from the transaction and reduce the Purchase Price pursuant to Section 2.4.D.4; if, in the absence of such agreement by Buyer and Seller, Seller elects nonetheless to exclude the portion of the Asset affected by the Title Defect, then, in such event, Buyer may terminate this Agreement pursuant to Section 11.1.E The Purchase Price shall be adjusted only for Title Defects that exceed the Individual Title Threshold (with the amount of such adjustment being the “Title Defect Adjustment”).

2. If Seller elects to cure the relevant Title Defect post Closing, Seller shall assign the affected Asset to Buyer at Closing, the Purchase Price will not be adjusted downward pursuant to Section 2.4.D.4 at Closing for such Title Defect and the Title Defect Value will be paid into and held in an escrow account established for this purpose with the Escrow Agent, which escrow account shall be under the joint control of both the Buyer and the Seller; provided, however, that in the event Seller or either of them should voluntarily file for protection under the Bankruptcy laws of the United States, have a petition in bankruptcy initiated against it or either of them or should either of them make an assignment of some or all of their respective assets for the benefit of creditors, then Buyer shall have sole and exclusive authority over such escrow account and of the disposition of the funds contained therein. If within 90 days of Closing, Seller cures the relevant Title Defect to the reasonable satisfaction of Buyer, Buyer agrees to instruct the Escrow Agent to release the Title Defect Value including all interest earned thereon to Seller. If within 90 days of Closing Seller fails to cure the relevant Title Defect to the reasonable satisfaction of Buyer, Seller agrees to instruct the Escrow Agent to release the Title Defect Value including all interest earned thereon to Buyer.

4.3 Interest Additions.

Promptly on discovery, but on or before two days prior to Closing, Buyer shall in good faith notify Seller, or Seller shall in good faith notify Buyer, of any interest discovered by that Party that would be an Asset hereunder, but which Seller failed to list as an Asset (with such interest being an “Interest Addition”). Interest Additions shall include, without limitation, the failure to describe the interest in detail and any interest that entitles Seller to receive more than the NRI or obligates Seller to bear costs and expenses in an amount less than the WI without a proportionate change in NRI. Each such notice of an Interest Addition shall be in writing and shall describe the Interest Addition, the estimated Allocated Value for the Interest Addition, or the amount by which the Allocated Value of the Asset has been increased by the Interest Addition (“Value of Interest Addition”), together with the associated computations and supporting documentation. The Parties shall determine the Value of the Interest Addition in good faith in the same manner as provided in Section 4.1D.2 taking into account all relevant factors. The Purchase Price shall be increased for only those Interest Additions that exceed the Individual Title Threshold (with the amount of such adjustment being the “Interest Addition Adjustment”).

4.4 Dispute Resolution.

The Parties agree to resolve disputes concerning title matters pursuant to the Arbitration procedure set forth in Section 14.6.

4.5 Casualty Loss.

After the Effective Time and prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain (with such event being a “Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility)(the reduction being the “Net Casualty Loss”). At its option, with Buyer’s consent, which Buyer may withhold in its sole discretion, Seller may elect to cure such Casualty Loss prior to Closing. If Seller elects to cure such Casualty Loss, Seller may replace or cause to be replaced any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility at Seller’s sole cost and expense and Seller shall indemnify and hold harmless Buyer against any and all losses as a result of such Casualty Loss and Seller’s election to cure such Casualty Loss. If Seller cures the Casualty Loss, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price Adjustment for such Casualty Loss.

4.6 Preferential Rights and Consents.

To Seller’s knowledge, the preferential purchase rights and/or required consents affecting the Assets are set forth on Exhibit D. To the extent that there are preferential purchase rights or required consents affecting the Assets, the provisions of this Section 4.6 shall apply. Seller shall obtain all required consents and to give notices required in connection with preferential purchase rights prior to Closing. If Buyer discovers other affected Assets during the course of Buyer’s due diligence activities, Buyer shall notify Seller immediately and Seller shall obtain such consents or obtain waivers and to give the notices required in connection with the preferential rights prior to Closing.

A. Required Consents.

Except for consents and approvals which are customarily obtained post-Closing, and those consents the absence of which would not invalidate the conveyance of the Assets (with all other consents being “Required Consents”), Seller shall obtain all Required Consents prior to Closing. Buyer shall reasonably cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

B. Preferential Purchase Rights.

1. If any preferential right to purchase any portion of the Assets is exercised prior to the Closing Date, Buyer may elect, at its sole option, to terminate this Agreement pursuant to the terms of Section 11.1.C.

ARTICLE 5
ENVIRONMENTAL MATTERS

The provisions of this Article apply only to the environmental matters associated with the Assets.

5.1 Definitions.

For the purposes of the Agreement, the following terms shall have the following meanings:

“Environmental Consultant” means a third party consultant reasonably acceptable to Buyer and Seller.

“Environmental Defect” means (a) a condition in, on or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water) attributable to the period of time prior to the Effective Time that (i) causes an Asset to be in violation of an Environmental Law, or (ii) requires Remediation under an Environmental Law and (b) the cost to remediate the Environmental Defect exceeds $12,500 per incident or condition, net to Seller’s interest (“Individual Environmental Threshold”). It is understood and agreed that matters of an essentially similar nature such as, but not limited to, oil spills, chemical barrels or equipment containing NORM or hazardous materials found at a single site shall be deemed a single incident or condition.

“Environmental Defect Notice” means each written notice given by Buyer to Seller alleging an Environmental Defect. Each Environmental Defect Notice must be in writing and must satisfy the following conditions precedent: (i) name the affected Asset, (ii) describe the condition that causes the Environmental Defect, (iii) provide reasonable factual substantiation for the Environmental Defect, and (iv) state the estimated Remediation Cost as calculated by the Environmental Consultant. All Environmental Defect Notices must be received by Seller on or before five (5) days prior to Closing

“Environmental Defect Value” means the costs to remediate that particular Environmental Defect.

“Environmental Law” means any law, statute, rule, regulation, code, ordinance or order issued by any federal, state, or local governmental entity in effect on or before the Closing date regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the release or disposal of waste or hazardous materials explicitly including the Colorado Oil and Gas Conservation Commission rules which became effective on April 1, 2009.

“Remediation” means actions taken to correct an Environmental Defect or otherwise required to remediate in compliance with applicable Environmental Law, as recommended in writing by the Environmental Consultant.

5.2 Environmental Representations.

Seller owns a working interest in all of the Assets but operates none of the Assets. Seller’s Knowledge with respect to the Assets is that of a non-operator and is qualified accordingly. For the period of Seller’s ownership of the Assets, and to the Knowledge of Seller, Seller represents to Buyer that, except as described on Exhibit J, the Assets have been operated in compliance with all Environmental Laws and Seller has not received notice of a violation of an Environmental Law with respect to the Assets that remains uncured.

5.3 Environmental Liabilities and Obligations.

A. Retained Environmental Liabilities.

1. Upon Closing, subject to Section 5.4, Seller agrees to retain and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Buyer and Buyer’s successors and assigns from all Losses attributable to and relating to all Environmental Defects (a) described on Exhibit J and (b) for which Seller receives a timely Environmental Defect Notice. Except for the Environmental Defects described on Exhibit J, timely receipt of an Environmental Defect Notice and verification of the Remediation Costs by the Environmental Consultant are conditions precedent to Seller’s obligation to retain liability for Retained Environmental Liabilities. If Seller receives an Environmental Defect Notice for a particular Environmental Defect and such Environmental Defect Notice is not contested under the provisions of Section 5.5, and subject to the provisions of Section 5.4, Seller agrees to retain all claims, costs, expenses, liabilities and obligations accruing or relating to the Environmental Defect that was the subject of the Environmental Defect Notice.

2. If, within a period of six (6) months after Closing, Buyer becomes aware of an Environmental Defect which existed prior to the Effective Time and delivers to Seller an Environmental Defect Notice, and which Buyer could not have been aware of with the exercise of reasonable diligence prior to closing, Seller agrees to retain and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to and release Buyer and Buyer’s successors and assigns from all Losses attributable to and relating to such Environmental Defect. Timely receipt of an Environmental Defect Notice and verification of the Remediation Costs by the Environmental Consultant are conditions precedent to Seller’s obligation to retain liability for Retained Environmental Liabilities. If Seller receives an Environmental Defect Notice for a particular Environmental Defect and such Environmental Defect Notice is not contested under the provisions of Section 5.5, and subject to the provisions of Section 5.4, Seller shall be deemed to have retained all claims, costs, expenses, liabilities and obligations accruing or relating to the Environmental Defect that was the subject of the Environmental Defect Notice.

3. The Retained Environmental Liabilities include Environmental Defects described in Sections 5.3.A.1 and 5.3.A.2 above.

B. Assumed Environmental Liabilities.

Except for Retained Environmental Liabilities and subject to the provisions of Section 5.4, upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time, including without limitation any and all liability for (i) ground water contamination, (ii) Naturally Occurring Radioactive Materials, (iii) man-made material fibers, (iv) the obligation to plug and abandon all of the wells located on the Lands and reclamation of existing well sites on the Lands (collectively, the “Assumed Environmental Liabilities”). If Buyer fails to timely deliver an Environmental Defect Notice with respect to an Asset, or if the aggregate of all Environmental Defects is equal to or less than the Environmental Deductible (as defined in Section 5.4), Buyer shall be deemed to (i) accept the environmental condition(s) in, on and under that Asset or the Assets, (ii) have waived its right to claim an Environmental Defect with respect to that particular condition in, on or under the Assets, and (iii) include the particular environmental condition(s) as part of the Assumed Environmental Liabilities. Notwithstanding the foregoing, Buyer may elect unilaterally to exclude any Asset which has an Environmental Defect from the Transaction in accordance with Section 5.4 B. and the environmental conditions with respect to such Asset shall not be part of the Assumed Environmental Liabilities.

5.4 Remedies.

A. Environmental Defects less than the Environmental Deductible.If the aggregate Environmental Defect Values of all Environmental Defect Notices timely delivered to Seller is less than or equals $12,500 net to Seller’s interest (with such amount being the “Environmental Deductible”), the amount of the Environmental Defect Adjustment for the purposes of Section 2.4.D.3 shall be zero.

B. Environmental Defects greater than the Environmental Deductible.

If the aggregate Environmental Defect Values of all Environmental Defect Notices timely delivered to Seller exceeds the Environmental Deductible then Seller shall elect one of the following options: (i) retain its obligation to indemnify and defend Buyer from any Losses relating to such Environmental Defects to the extent that such Losses exceed the Environmental Deductible or (ii) reduce the Purchase Price pursuant to Section 2.4.D.3 by an amount equal to the amount by which the aggregate Environmental Defect Values of all Environmental Defect Notices exceeds the Environmental Deductible (“Environmental Defect Adjustment”), in which event buyer shall release and indemnify Seller from any further Retained Environmental Liability relating to the Environmental Defects so remedied.

5.5 Contested Environmental Defects.

If Seller contests the existence of an Environmental Defect or the Environmental Defect Value, Seller shall notify Buyer in writing on or before three (3) days after receipt of the Environmental Defect Notice (“Rejection Notice”). The Rejection Notice shall state reasonable factual substantiation of the rejection of the Environmental Defect or the Environmental Defect Value. Within one (1) day of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and in good faith agree on the validity of such Environmental Defect and the Environmental Defect Value. If Seller fails to timely deliver a Rejection Notice, Seller shall be deemed to have accepted the validity of the Environmental Defect and Buyer’s estimate of the Environmental Defect Value, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to this Section.

5.6 Exclusive Remedies.

The rights and remedies granted each Party in this Article, together with the indemnifications set forth in Article 14 and the rights of each Party to not close pursuant to Articles 10 and 11 are the exclusive rights and remedies against the other Party related to any Environmental Defect or other environmental matters.

ARTICLE 6
SELLER’S REPRESENTATIONS

The Parties’ agreement with respect to Title Matters and Environmental Matters is set forth in Articles 4 and 5 respectively, and the provisions of those Articles set forth Seller’s representations with respect to Title Matters and Environmental Matters. Except for Title Matters and Environmental Matters, Seller makes the following representations as of the execution of this Agreement and as of Closing:

6.1 Company Representations.

A. Corporate Representations.

Teton Piceance LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Colorado and Teton Energy Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

B. Seller.

Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other document executed or to be executed by Seller in connection with the transactions contemplated herein. The execution, delivery, and performance by Seller of this Agreement and each other document executed or to be executed by Seller in connection with the Transaction and the consummation by it of the Transaction have been duly authorized by all necessary company and/or corporate action of Seller.

C. No Violation.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any provision of Sellers’ governing documents, or any provision of any statute, rule or regulation applicable to Seller or the Assets or any material lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets are bound, or (iii) violate, or be in conflict with, any judgment, decree or order applicable to Seller.

6.2 Authorization and Enforceability.

The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized pursuant to the governing documents of each of the Sellers. This Agreement and each other document executed by Seller in connection with this Transaction constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3 Liability for Brokers’ Fees.

Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.

6.4 No Bankruptcy.

There are no bankruptcy proceedings pending, being contemplated by or, to the Knowledge of Seller, threatened against Seller by any third party.

6.5 Litigation.

Seller has not received a written claim or written demand notice that has not been resolved that would adversely affect any of the Assets. There are no actions, suits, ongoing governmental investigations, written governmental inquiries or other proceedings pending or, to the Knowledge of Seller, threatened against Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency or any arbitrator that relate to any of the Assets, or that would affect the Seller’s ability to execute and deliver this Agreement or to consummate this Transaction or might hinder or impede the operation of the Assets in any material respect.

6.6 Capital Projects.

Exhibit E is a list and description of all wells or other specified capital projects to the extent such capital projects will extend beyond the Effective Time, and associated costs or estimates thereof to the extent such costs or estimates exceed $12,500 per well or project net to Seller’s interest (the “Capital Projects”). All costs and expenses incurred by the Parties with respect to the Capital Projects will be apportioned between the Parties as of the Effective Time, with Buyer assuming all post-Effective Time costs and expenses and Seller retaining all pre-Effective Time costs and expenses.

6.7 Judgments.

There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller that would be reasonably expected to interfere with the operation of any of the Assets, or affect the value of any of the Assets, or impair Seller’s ability to enter into this Agreement or consummate this Transaction or might hinder or impede the operation of the Assets in any respect.

6.8 Compliance with Law.

Except as listed on Exhibit J, Seller has not received a notice of a violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets or operations on the Assets, which remains uncured.

6.9 Material Agreements.

Except for the Leases described in Exhibit A-1, Exhibit C is a list of all agreements that are material to the ownership and operation of the Assets (with such agreements listed on Exhibit C being the “Material Agreements”). Seller is in compliance with the terms of all of the Material Agreements and all of the Material Agreements are in full force and effect. Seller has not received notice of the termination of any of the Material Agreements and, to Seller’s Knowledge, no such notice has been given by any party to any of the Material Agreements.

6.10 Plugging Obligations.

Except for wells listed on Exhibit B with the appropriate designation (such as Temporarily Abandoned etc.), there are no dry holes, or shut in or otherwise inactive wells, located on the Assets on lands pooled or unitized therewith that Seller has the obligation to plug and abandon. Seller has not been notified of the lessor’s or lessor’s assigns’ intent to initiate oil shale operations on the lands covered by the Leases that would in any way reduce the lessees’ rights to develop and produce Hydrocarbons from the Leases. Seller has no Knowledge that any such oil shale operations are currently being contemplated.

6.11 Personal Property and Equipment.

To Seller’s Knowledge, as of the Closing Date, all personal property constituting a part of the Assets is in a state of repair so as to be adequate for normal operations. Notwithstanding the foregoing, subsequent to the Closing Date, Seller expressly disclaims and negates any warranty as to the condition of any personal property, equipment, fixtures and items of movable property comprising any part of the Assets, including: (i) any implied or express warranty of merchantability, (ii) any implied or express warranty of fitness for a particular purpose, (iii) any implied or express warranty of conformity to models or samples of materials, (iv) any rights of assignee under applicable statutes to claim diminution of consideration, and (v) any claim by Buyer for damages because of defects, whether known or unknown, it being expressly understood by Buyer that said personal property, fixtures, equipment and items are being conveyed to Buyer “as is, where is,” with all faults and in their present condition and state of repair.

6.12 Hydrocarbon Sales Contracts.

Except for the Hydrocarbon Sales Contracts listed in Exhibit F, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets. Proceeds from the sale of oil, condensate, and gas from the Assets are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.

6.13 Imbalance Volumes.

A. Gas Pipeline Imbalances.

Except for the gas imbalances reflected on Exhibit G (“Imbalance Volumes”), there do not exist any gas imbalances (i) which are with gatherers, processors, or transporters, and (ii) which are associated with the Assets for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

B. Wellhead Gas Imbalances.

Except for the Imbalance Volumes, there do not exist any gas imbalances relating either to production from or at the wellhead between co-tenants or working interest owners in a well, unit, or field which are associated with the Assets where Seller has received any quantity of gas prior to the Effective Time for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

6.14 Property Expenses.

In the ordinary course of business, Seller has paid all Property Expenses attributable to the period of time prior to the Effective Time as such Property Expenses become due, and such Property Expenses are being paid in a timely manner before the same become delinquent, except such Property Expenses as are disputed in good faith by Seller in a timely manner and for which Seller shall retain responsibility.

6.15 Records.

Seller makes no representations regarding the accuracy of any of the Records; provided, however, Seller does represent that (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets, (ii) Seller has not intentionally withheld any material information from the Records or (iii) Seller has not intentionally misrepresented any material information in the Records. Except as set forth in this Section 6.15, no representation or warranty of any kind is made by Seller as to the Information and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment. The representations contained in this paragraph shall apply only to matters of fact, and shall not apply to any information, data, printouts, extrapolations, projections, documentation, maps, graphs, charts, or tables which reflect, depict, present, portray, or represent, or which are based upon or derived from, in whole or in part, interpretation of the Information including, but not limited to, matters of geological, geophysical, engineering, or scientific interpretation.

6.16 Leases.

As of the Closing Date, all of the Leases are valid and in full force and effect and, to Seller’s Knowledge, all acreage has been earned pursuant to the Leases and is held by production except as shown on Exhibit K. Seller has not received a written notice of termination of any of the Leases.

6.17 Licenses and Permits.

Seller has all governmental licenses, authorizations, consents, and approval required for the ownership of the Assets, and has complied with all applicable rules, regulations, and ordinances of any governmental authority have jurisdiction over the Assets and as to which non-compliance would have a adverse effect on any of the Assets.

6.18 Management of Assets.

Since the Effective Time Seller has managed the Assets in the ordinary course of business and in conformity with good oilfield practices and will continue to do so from the date of this Agreement until the Closing Date.

6.19 Production Curtailments.

Since the Effective Time, there have been no curtailments, either market-based or mechanical, in the production of natural gas from the Assets and Seller has no Knowledge that any such curtailments are planned.

6.20 Liabilities and Obligations.

As of the Closing Date, to Seller’s Knowledge, there are no injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets or employee-related claims of Seller attributable to the period of time subsequent to the Effective Time.

ARTICLE 7
BUYER’S REPRESENTATIONS

Buyer makes the following representations to Seller as of the execution of this Agreement and as of Closing:

7.1 Corporate Representations.

A. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to carry on its business in Colorado.

B. Buyer has all requisite power and authority to own the Assets after Closing, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other document executed in connection with the Transaction. The execution, delivery, and performance by Buyer of this Agreement and each other document executed by Buyer in connection with the Transaction, and the consummation by it of the Transaction, have been duly authorized by all necessary corporate action of Buyer.

C. The execution and delivery of this Agreement does not (i) violate or conflict with any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate or conflict with any judgment, decree or order applicable to Buyer.

7.2 Authorization and Enforceability.

The execution, delivery and performance of this Agreement and this Transaction have been duly and validly authorized by all requisite action on behalf of Buyer. This Agreement and each other document executed by Buyer in connection with this Transaction constitute Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3 Liability for Brokers’ Fees.

Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.

7.4 Litigation.

There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s Knowledge, threatened against it before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate this Transaction and to assume the liabilities to be assumed by Buyer under this Agreement, including without limitation, the Assumed Liabilities.

7.5 Securities Laws.

Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks inherent in ownership of the Assets. Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws.

7.6 Financing.

This Agreement and the sale contemplated hereby are contingent upon Buyer financing under terms reasonably acceptable to Buyer for the remainder of the Purchase Price, subject, however, to the following:

7.7 Financing Notice Date.

In the event Buyer notifies Seller in writing on or before 5:00 p.m. on May 8, 2009, that it is not able to obtain such financing, this Agreement and any rights or obligations of the Parties hereunder shall be terminated, and the Deposit provided for in Section 2.2, above, shall be returned to Buyer, within 48 hours of such notice.

A. Seller’s Remedy.

If no such notice is received by Seller by the above time and date, but Buyer is unable to close as scheduled because of lack of such financing, the Deposit shall be paid to Seller within 48 hours of the time and place set for Closing, notwithstanding any provision contained in Section 10.2 and 11.1 to the contrary, and shall be deemed for all purposes to fall under the terms of Section 11.2. A., below.

7.8 Buyer’s Evaluation.

A. Records.

Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller is making available to Buyer all of the Records and the opportunity to examine, to the extent Buyer deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets.

B. Independent Evaluation.

In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1 Covenants and Agreements of Seller.

Seller covenants and agrees with Buyer as follows:

A. Operations Prior to Closing.

From the date of execution hereof to the Closing, Seller will maintain the Assets in a manner consistent with past practices. Seller agrees to maintain the insurance now in effect with respect to the Assets through the date of Closing. From the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid its proportionate shares of all Property Expenses incurred in connection with the ownership or operations of the Assets. Seller will timely notify Buyer of proposed activities and major capital expenditures that could reasonably be expected to cost in excess of $12,500 per activity net to Seller’s interests conducted on the Assets and will keep Buyer timely informed of all material developments affecting any of the Assets.

B. Restriction on Operations.

Except in the case of an emergency, Seller will promptly inform Buyer of all requests for commitments to expend funds in excess of $12,500 with respect to the Assets. Without the prior written consent of Buyer, Seller shall not:

1. Enter into any new agreements or commitments with respect to the Assets;

2. Commit to or incur any expenditures in excess of $12,500 (net to Seller’s interest) with respect to any part of the Assets;

3. Make any nonconsent elections with respect to operations affecting the Assets;

4. Abandon any Well or release (or permit to terminate), or modify or reduce its rights under all or any portion of any of the Leases;

5. Modify or terminate any agreement, including the Material Agreements, or waive or relinquish any right thereunder;

6. Agree to any renegotiated price, take or other terms under existing gas purchase agreements;

7. Agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Effective Time;

8. Enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets;

9. Create any material gas imbalance affecting the Assets;

10. Encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets; and

11. Propose (i) the drilling of any additional wells, (ii) the deepening, plugging back or reworking of any Well, (iii) the conducting of any other operations which require consent under the applicable operating agreement, or (iv) the conducting of any other operations other than the normal operation of the existing wells on the Assets.

C. Notification of Claims.

Seller shall promptly notify Buyer of any suit, action or other proceeding before any court or governmental agency and any cause of action arising or threatened prior to the Closing that relates to the Assets or that might result in impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases.

D. Existing Relationships.

Prior to the Closing, Seller shall not introduce any new method of management, operation or accounting with respect to the Assets and shall use all reasonable efforts to preserve its relationships with customers, suppliers, distributors, contractors, operators, non-operators, royalty owners, and others having business dealings with it in connection with the Assets.

E. Consents.

For the purposes of obtaining the written consents required in this Section 8.1, Buyer designates the person set forth in Section 15.2. Such consents may be obtained in writing by courier or given by email, telecopy or facsimile transmission.

F. Entity Status.

Seller shall maintain its corporate status from the date hereof until Closing and through the Settlement Date to assure that as of the Closing Date and the Final Settlement, Seller will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

8.2 Covenants and Agreements of Buyer.

Buyer covenants and agrees with Seller that Buyer shall maintain its corporate status from the date hereof until the Closing Date and the Settlement Date, and use all reasonable efforts to assure that as of the Closing Date and the Settlement Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

8.3 Covenants and Agreements of the Parties.

The Parties covenant and agree as follows:

A. Confidentiality.

All data and information, whether written or oral, obtained from Seller in connection with this Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer in connection with this Transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Seller. Until the Closing, except as required by law or applicable stock exchange rule, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; or (v) is developed independently by Buyer without the Information.

B. Return of Information.

If this Transaction does not close on or before Closing, or such later date as agreed to by the Parties, Buyer shall (i) return to Seller all copies of the Information in possession of Buyer obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 8.3A.; (ii) destroy any and all notes, reports, studies or analyses based on or incorporating the Information.

C. Injunctive Relief.

Buyer agrees that Seller will not have an adequate remedy at law if Buyer violates any of the terms of Sections 8.3A. and/or B. In such event, Seller will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 8.3A. and/or B., or to obtain specific enforcement of such terms

D. Cure Period for Breach.

If any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party 48 hours to cure. Notwithstanding the foregoing, this Subsection shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

E. Notice of Breach.

If either Seller or Buyer develops or possesses information that leads it to believe that the other Party may have breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing. The provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of Seller or Buyer shall not be altered or modified by the Closing or by Buyer’s or Seller’s knowledge of any event or Buyer’s or Seller’s review of any documents or other matters except as expressly provided herein to the contrary, except as otherwise agreed to by the parties hereto.

ARTICLE 9
TAX MATTERS

9.1 Apportionment of Tax Liability.

“Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes. All Taxes based on production of hydrocarbons shall be deemed attributable to the period during which such production occurred and not attributable to the year in which such Taxes are assessed. The apportionment of Taxes between the Parties shall take place as an adjustment to the Purchase Price pursuant to Section 2.4 in the Preliminary Settlement Statement, using estimates of such Taxes if actual numbers are not available. Notwithstanding the foregoing, the Parties agree that ad valorem taxes assessed against the Assets for the 2007 tax year, payable in 2008 but which have not yet been billed by the operator, and the 2008 tax year, payable in 2009 shall be paid by Seller as an adjustment to the Purchase Price in the amount to be estimated in the Preliminary Settlement Statement (if the actual amount is not known at the time the Preliminary Settlement Statement is prepared) or in the actual amount (if the actual amount is known prior to the Settlement Date). Seller shall have no further liability for ad valorem taxes assessed against the Assets beyond that specified in the preceding sentence. Subject to the provisions of Section 14.3, Taxes are considered part of the Property Expenses.

9.2 Calculation of Tax Liability.

Consistent with Section 9.1, and based on the best current information available as of Closing, the proration of Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 2.4 and thereafter pursuant to the provision of Section 14.3.

9.3 Tax Reports and Returns.

Seller agrees to file all tax returns for the period of time prior to January 1, 2009, and Buyer agrees to file all tax returns for the period of time from and after January 1, 2009. The Party not filing the return agrees to provide the Party filing the return with appropriate information which is necessary to file any required tax reports and returns related to the Assets.

9.4 Sales Taxes.

Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING

10.1 Seller’s Conditions Precedent.

The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A. All representations and warranties of Buyer contained in this Agreement are true in all material respects (considering this Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing. Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

B. No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

C. The aggregate net reduction to the Purchase Price due to Title Defects, Interest Additions, Environmental Defects, and reductions based on breaches of representations and warranties, but excluding reductions for Exclusion Adjustments, does not exceed in the aggregate five per cent (5%) of the Purchase Price.

10.2 Buyer’s Conditions Precedent.

The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A. All representations and warranties of Seller contained in this Agreement are true in all material respects at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing. Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects;

B. No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

C. The aggregate net reduction to the Purchase Price due to Title Defects, Interest Additions, Environmental Defects, reductions based on breaches of representations and warranties, and reductions for Exclusion Adjustments, does not exceed in the aggregate 10% of the Purchase Price.

D. Seller has delivered to Buyer all Required Consents.

E. Seller has delivered to Buyer waivers of all preferential purchase rights, including rights of first purchase, or written confirmation that all such rights have expired.

F. Completion by Buyer to its reasonable satisfaction of a due diligence review of the Assets, including, without limitation, all files and records pertaining to title, environmental, accounting, tax, reserves, operational, engineering and contract matters with respect to the Assets; provided, however, that Buyer’s right to conduct such due diligence review, and to terminate this agreement as a result, except as to title and environmental matters, shall terminate at 5:00 p.m. on the seventh business day following execution of this Agreement.

ARTICLE 11
RIGHT OF TERMINATION AND ABANDONMENT

11.1 Termination.

This Agreement may be terminated in accordance with the following provisions:

A. By Seller if Seller’s conditions set forth in Section 10.1 are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date;

B. By Buyer if Buyer’s conditions set forth in Section 10.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

C. By Buyer in the event the terms of Section 4.6. B.1 have been satisfied;

D. By either Party if the Purchase Price reduction described in either Sections 10.1C. or 10.2C. has occurred and not been waived by both Seller and Buyer; and

E. By Buyer in the event the terms of Section 4.2.B.1. (v) have been satisfied.

11.2 Liabilities Upon Termination.

A. Buyer’s Breach.

If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close, Seller shall be entitled to receive the Deposit as liquidated damages. Buyer’s failure to close shall not be considered wrongful if Buyer has terminated this Agreement as of right under Section 11.1. The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s wrongful failure to Close.

B. Seller’s Breach.

If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is ready and otherwise able to close, Seller shall, at Buyer’s sole election either (i) return the Deposit to Buyer five (5) days after the determination that the Closing will not occur, or (ii) Buyer shall have the right to pursue specific performance of this Agreement.

C. Termination Pursuant to Sections 11.1.

If Buyer or Seller terminates this Agreement pursuant to Sections 4.2.B.1, 4.6.B.1 or 11.1 in the absence of a breach by the other Party, neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement, and Buyer shall be entitled to receive the Deposit immediately after the determination that the Closing will not occur.

ARTICLE 12
CLOSING

12.1 Date of Closing.

The “Closing” of this Transaction shall be held on May 22, 2009. The date the Closing actually occurs is called the “Closing Date.”

12.2 Place of Closing.

The Closing shall be held at the offices of Seller in Denver, Colorado, at 9:00 a.m. or at such other time and place as Buyer and Seller may agree in writing.

12.3 Closing Obligations.

At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A. Seller shall execute, acknowledge and deliver to Buyer an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit H, conveying the Assets to Buyer as of the Effective Time, with (i) a special warranty of the real property title by, through and under Seller but not otherwise, and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory.

B. Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

C. Buyer shall deliver the Closing Amount to the account at the bank designated by Seller in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

D. Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form attached as Exhibit I.

E. Seller shall prepare, execute and deliver to Buyer appropriate letters-in-lieu of transfer orders.

F. Seller shall provide a release of the Mortgage in favor of JPMorgan Chase Bank, N.A., such release to be in form and substance reasonably acceptable to Buyer.

G. Seller shall provide a release of the mortgage in favor of The Bank of New York Mellon Trust Company, N.A., such release to be in form and substance reasonably acceptable to Buyer.

H. Seller shall make the Records available for pick up by Buyer at Closing to the extent possible, but in any event, within five business days after Closing.

I. Seller shall deliver to Buyer all Required Consents.

J. Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13
POST-CLOSING OBLIGATIONS

13.1 Post-Closing Adjustments.

A. Settlement Statement.

As soon as practicable after the Closing, but in no event later than 90 days after Closing, Seller, with assistance from Buyer’s staff, will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the Settlement Statement (the “Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Settlement Statement, but in no event later than on or before 30 days after receipt of Seller’s proposed Settlement Statement, Buyer shall deliver to Seller in writing any changes that Buyer proposes to make to the Settlement Statement. Buyer’s failure to deliver to Seller written proposed changes to the Settlement Statement by that date shall be deemed an acceptance by Buyer of the Settlement Statement as submitted by Seller. The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than 45 days after receipt of Seller’s proposed Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within 5 days of the Settlement Date.

B. Dispute Resolution.

If the Parties are unable to resolve a dispute as to the Final Purchase Price by 45 days after Buyer’s receipt of Seller’s proposed Settlement Statement, the Parties shall submit the dispute to binding arbitration to be conducted pursuant to Section 14.6.

13.2 Records.

Seller shall make the Records available for pick up by Buyer at Closing. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records.

13.3 Further Assurances.

From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

14.1 Buyer’s Assumption of Liabilities and Obligations.

Upon Closing, and except for Retained Liabilities and subject to Section 14.3 and 14.4, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets for the period after the Effective Time, including, without limitation, (i) the Material Contracts, (ii) the Assumed Environmental Liabilities (iii) the obligation to plug and abandon all wells and reclaim all well sites located on the Lands regardless of when the obligations arose, (iv) the make-up and balancing obligations for gas from the Wells, and (v) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement (collectively, the “Assumed Liabilities”); provided, however, that Seller shall between the execution of this Agreement and Closing conduct all actions with respect to the Assets in the ordinary course of business and in conformance with good oilfield practices.

14.2 Seller’s Retention of Liabilities and Obligations.

Upon Closing and subject to Sections 14.3 and 14.4, Seller retains, and agrees to perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring or maintaining, as well as (i) the Retained Environmental Liabilities; (ii)  any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets and attributable to the period of time prior to the Effective Time, (iii) employee-related claims of Seller attributable to the period of time prior to the Effective Time, (iv) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, and (v) the Property Expenses incurred or attributable to the period of time prior to the Effective Time (collectively, the “Retained Liabilities”).

14.3 Proceeds and Invoices for Property Expenses Received After the Settlement Date.

After the Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Expenses paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Final Settlement, shall be settled as follows:

A. Proceeds.

Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be remitted or forwarded to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced after the Effective Time shall be forwarded to Buyer.

B. Property Expenses.

Invoices for Property Expenses received by Buyer that relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Expenses received by Seller that relate to operations on the Assets after the Effective Time shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

14.4 Indemnification.

“Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified Party indemnifying a third party.

After the Closing, the Parties shall indemnify each other as follows:

A. Seller’s Indemnification of Buyer.

Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against any and all Losses and causes of action, liabilities and expenses relating to, or arising out of, or connected , directly or indirectly, with the ownership or operation of the Assets, or any part thereof, pertaining to the period prior to the Effective Time., including any breach of this Agreement by Seller.

B. Buyer’s Indemnification of Seller.

Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its members, officers, directors, employees and agents, from and against any and all Losses and causes of action, liabilities and expenses relating to, or arising out of or connected, directly or indirectly, with the ownership or operation of the Assets, or any part thereof, pertaining to the period after the Effective Time, including any breach of this Agreement by Buyer.

C. Release.

Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

14.5 Procedure.

The indemnifications contained in Section 14.4 shall be implemented as follows:

A. Claim Notice.

The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall list the amount claimed by an Indemnified Party, the basis for such claim, with supporting documentation, and list each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

B. Information.

If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party as soon as is practicable. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim, in its reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

14.6 Dispute Resolution.

The Parties agree to resolve all “Disputes” concerning this Agreement pursuant to the provisions of this section, such disputes to include without limitation (i) the existence and scope of a Title Defect or Interest Addition, (ii) the Title Defect Value of that portion of the Asset affected by a Title Defect, (iii) the Value of an Interest Addition, (iv) the adequacy of Seller’s Title Defect curative materials, (v) the existence of an Environmental Defect, (vi) the Environmental Defect Value, (vi) the adequacy of any Remediation actions take with respect to an Environmental Defect, (vii) the Imbalance Volumes, or (viii) disputes concerning a Claim or amount to be paid by an Indemnifying Party. The Parties agree to submit all Disputes to binding arbitration in Denver, Colorado, such arbitration to be conducted as follows: The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), though it need not be administered by the AAA, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the Arbitrator(s). The arbitration shall be before a single arbitrator chosen by the mutual agreement of the Parties involved in the matter to be arbitrated, or if no such agreement can be reached within 10 days, a three-person panel of neutral arbitrators, consisting of one person picked by each side, and the two arbitrators so selected picking the third (with the panel so picked or the single arbitrator referred to as the “Arbitrator”). The Arbitrator(s) shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and the Arbitrator(s) shall render a written decision within 30 days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitrator(s) shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the decision by the Arbitrator(s). The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrator(s) shall be borne 50% by the Seller and 50% by the Buyer, unless ordered otherwise by the Arbitrator(s).

14.7 No Insurance; Subrogation.

The indemnifications provided in this Agreement shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their respective successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

14.8 Reservation as to Non-Parties.

Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 15
MISCELLANEOUS

15.1 Expenses.

All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.2 Notices.

All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by (i) personal delivery, (ii) telecopy or facsimile transmission, (iii) mail or (iv) overnight courier. All notices shall be addressed as follows:

If to Seller:

Teton Piceance LLC
600 17th Street, Suite 1600 North
Denver, CO 80202
Attention: Rich Bosher and Russ Koeniger
Telephone: (303) 565-4600
Fax: (303) 565-4606
Email: rbosher@teton-energy.com

If to Buyer:

Puckett Land Company

5460 S. Quebec St., Ste. 250

Greenwood Village, Colorado 80111

Attention: Matthew A. Wurtzbacher

Telephone: (303) 763 1000

Fax: (303) 763 1040

Email: matt@puckettland.com

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

15.3 Amendments/Waiver.

Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.4 Assignment.

This Agreement may not be assigned by Buyer without prior written consent of Seller, which consent shall not be unreasonably withheld. No assignment of any rights hereunder by Buyer shall relieve Buyer of any obligations and responsibilities hereunder.

15.5 Announcements.

Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction. Buyer or Seller shall not issue any such press release or other publicity without the prior written consent of the other Party, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange; provided, however, that, Seller will, in any event, furnish Buyer with any proposed press release or other publicity and give Buyer a reasonable, under the circumstances, amount of time to comment thereon. Any such consent shall not be unreasonably withheld.

15.6 Counterparts/Fax Signatures.

Buyer and Seller may execute this Agreement in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The Parties agree that facsimile signatures are binding.

15.7 Governing Law.

This Agreement and this Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado.

15.8 Entire Agreement.

This Agreement constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter. Each Exhibit and Schedule attached to this Agreement is incorporated into this Agreement.

15.9 Knowledge.

The “Knowledge” of a Party shall mean, for purposes of this Agreement, the actual, conscious knowledge of any officer or manager of a Party, which officer or manager has been or is involved in the ownership, operation or administration of the Assets. For purposes of this Section 15.9, any officer or manager directly involved in the ownership, operation or administration of the Assets shall be deemed to have knowledge of the files and records of Seller.

15.10 Binding Effect.

This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.11 Survival.

The representations set forth in Sections 6.1 through 6.20, and Sections 7.1 through 7.6 shall survive without limitation as to time. The remaining representations and warranties set forth in this Agreement, except those relating to Seller’s special warranty of title as described herein, shall not survive the Closing. Except for representations that survive without limitation as to time, a claim for a breach of a representation or warranty must be made on or before Closing. Delivery of the Assignment, Bill of Sale and Conveyance at the Closing will not constitute a merger of this Agreement with such Assignment.

15.12 Limitation on Damages.

The Parties shall not have any liability to each other for consequential, special, punitive or exemplary damages arising out of or related to a Party’s breach of any provision of this Agreement.

15.13	No Third-Party Beneficiaries.

This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement.

15.14 Condition Precedent.

A condition precedent to the effectiveness of this Agreement is signature by both Buyer and Seller. Unless and until both Buyer and Seller have executed this Agreement, the Agreement will not be legally binding.

15.15 Exhibits.

All of the exhibits referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

15.16 References, Titles and Construction.

A. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

B. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

C. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

D. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender.

E. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

F. Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

G. The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

H. No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

I. All references herein to “$” or “dollars” shall refer to U.S. Dollars.

Remainder Of This Page Intentionally Left Blank.

The Parties have executed this Agreement effective as of the Effective Time.

SELLER:

TETON ENERGY CORPORATION

BY:
Name:
Title:
Date:      , 2009

TETON PICEANCE LLC

By:
Name:
Title:

Date:      , 2009

BUYER:

PUCKETT LAND COMPANY

By:
Name:
Title:

Date:      , 2009